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                                                                    Exhibit 99.3

FOR IMMEDIATE RELEASE
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Contact:
Abbott Laboratories
Melissa Brotz
(847) 935-3456

Cephalon, Inc.
Sandra Menta
(610) 738-6376


 ABBOTT LABORATORIES AND CEPHALON SIGN COLLABORATION AGREEMENT FOR GABITRIL(R)
                 (TIAGABINE HYDROCHLORIDE) IN THE UNITED STATES

     ABBOTT PARK, Ill. and WEST CHESTER, Pa., June 10, 1999 Abbott Laboratories and Cephalon, Inc. have entered into a collaborative agreement to market and further develop Gabitril(R) (tiagabine hydrochloride), one of Abbott's anti-epileptic drugs, in the United States.

     "We are pleased a leading pharmaceutical company such as Abbott has chosen Cephalon as its partner to further commercialize Gabitril in the United States," stated Frank Baldino, Jr., Ph.D., Cephalon's president and chief executive officer. "Cephalon has been calling on sleep specialists and neurologists to sell Provigil(R) (modafinil) Tablets [C-IV], Cephalon's new product for the treatment of excessive daytime sleepiness associated with narcolepsy. We are expanding our sales force to fully support Gabitril and to increase our Provigil sales efforts."

     "This agreement capitalizes on the strengths of both Abbott and Cephalon," said Arthur Higgins, senior vice president, pharmaceutical operations at Abbott. "This increase of commercial and development resources behind Gabitril will enable us to realize the full potential of the drug as we continue to aggressively focus on other areas of our neuroscience business."

     Cephalon and Abbott will promote Gabitril primarily to neurologists, as well as conduct additional clinical research with Gabitril in epilepsy, and other potential therapeutic areas.

     Terms of the agreement were not disclosed, however as part of the agreement, Cephalon is required to provide a certain number of details, promotional and clinical development expenditures, and will share in the growth of product sales beyond a contractually established baseline. In addition, Abbott has a right of first negotiation to develop and promote Provigil should Cephalon elect to collaborate with a third party in the United States.

     The precise mechanism of action by which Gabitril exerts its antiseizure effect is unknown, although it is believed to be related to its ability, documented in in vitro experiments, to enhance the activity of gamma aminobutyric acid (GABA), the major inhibitory neurotransmitter in the central nervous system. In vitro experiments have shown that Gabitril binds to recognition sites associated with the GABA uptake carrier. It is thought that, by this action, Gabitril blocks GABA uptake into presynaptic nerve cells, permitting more GABA to be available for receptor binding on the surfaces of post-synaptic nerve cells. This suggests that Gabitril prevents the propagation of neural impulses that contribute to seizures by GABA-ergic action.

     Gabitril is an adjunctive antiepilepsy drug used for the treatment of partial seizures, a form of epilepsy, in adults and children 12 years and older. Studies have shown that Gabitril is effective in reducing the frequency of partial seizures when added to an existing regimen of at least one other antiepilepsy drug (adjunctive therapy). Double-blind, placebo-controlled, parallel group add-on trials showed a significant reduction in median seizure rates versus placebo. Gabitril has been shown to be well- tolerated with the most common adverse events being dizziness/light-headedness, asthenia/lack of energy, somnolence, nausea, nervousness/irritability, tremor, abdominal pain and thinking abnormal/difficulty with concentration or attention. As with other antiepileptics, Gabitril should not be stopped abruptly unless medically indicated. Adverse events most often associated with Gabitril were related to the central nervous system.

     Provigil is a unique, wake-promoting agent. In landmark clinical trials involving more than 550 patients with narcolepsy, Provigil was found to be efficacious in improving daytime wakefulness. Patients also demonstrated overall clinical improvement in the severity of their disease symptoms. Provigil has been found to be generally well-tolerated, with a low incidence of adverse events relative to placebo. In controlled clinical trials, most adverse events were mild to moderate. The most commonly observed were headache, infection, nausea, nervousness, anxiety and insomnia. No specific symptoms of withdrawal were observed after discontinuation of Provigil therapy.

     Cephalon, Inc., headquartered in West Chester, Pa., is an international biopharmaceutical company dedicated to the discovery, development and marketing of products to treat neurological disorders, sleep disorders and cancer.

     Cephalon's press releases are posted on the internet at the company's web site at http://www.cephalon.com. They are also available by fax 24 hours a day
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at no charge by calling PR Newswire's Company News On-Call at (800) 758-5804,
extension 134563.

     This collaboration with Cephalon enhances Abbott's more than 50-year commitment to the treatment of epilepsy. Abbott introduced its first antiepilepsy drug in 1946, and has since launched nine more.

     Abbott Laboratories is a global, diversified health care company devoted to the discovery, development, manufacture and marketing of pharmaceutical, diagnostic, nutritional and hospital products. The company employs 56,000 people and markets its products in more than 130 countries.

     Abbott's news releases and other information, including Gabitril product labeling, are available on the company's web site at http://www.abbott.com.
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Cephalon Forward-looking Statement
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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on our research programs, development of potential pharmaceutical products, prospects for regulatory approval, manufacturing development and capabilities, market prospects for our products, sales and earnings projections, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. Our performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries, as well as more specific risks and uncertainties such as those set forth below and in our reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you are cautioned not to place too much reliance on any such factors or forward-looking statements. Furthermore, we do not intend (and we are not obligated) to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. This discussion is permitted by the Private Securities Litigation Reform Act of 1995.